Exhibit 5.2
September 21, 2005
Board of Trustees
Colonial Properties Trust
2101 Sixth Avenue North
Suite 750
Birmingham, Alabama 35202
Ladies and Gentlemen:
          We are acting as special Alabama counsel to Colonial Properties Trust, an Alabama real estate investment trust (the “Company”), in connection with the issuance and sale of up to 5,175,000 common shares of beneficial interest, par value $0.01 per share (the “Shares”), all of which Shares are to be sold by the Company as described in the prospectus dated May 21, 2003 (the “Prospectus”), and a prospectus supplement dated September 15, 2005 (the “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):
1.	An executed copy of the Registration Statement on Form S-3 (File No. 333-105141) and Amendment No. 1 thereto, as filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2003 and May 20, 2003, respectively and which was declared effective by the Commission on May 21, 2003 (the “Registration Statement”).

2.	The Prospectus and the Prospectus Supplement.

3.	Executed copies of the Underwriting Agreement dated September 15, 2005 (the “Underwriting Agreement”), and the related Terms Agreement dated September 15, 2005 (the “Terms Agreement” and together with the Underwriting Agreement, the “Agreements”), each by and among the Company and Colonial Realty Limited Partnership, on the one hand, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated

Board of Trustees
Colonial Properties Trust
September 21, 2005

and Wachovia Capital Markets, LLC, as representatives of the several underwriters named in the Terms Agreement, on the other hand.

4.	The Declaration of Trust of the Company (the “Declaration of Trust”), as certified by the Secretary of State of the State of Alabama on September 16, 2005, and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.	Resolutions of the Board of Trustees of the Company adopted at a meeting held on April 24, 2003, resolutions of the Executive Committee of the Board of Trustees of the Company adopted at a meeting held on August 30, 2005, and resolutions adopted by written consent of the Pricing Committee of the Board of Trustees of the Company dated September 15, 2005, relating to, among other things, the authorization of the Registration Statement, the Prospectus and the Prospectus Supplement, the authorization, execution and delivery of the Agreements, the issuance of the Shares on the terms set forth in the Agreements and arrangements in connection therewith, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.
          In our examination of the aforesaid Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all the Documents, the authenticity of all originals of the Documents, and the conformity to authentic originals of all Documents submitted to us as copies (including telecopies). For purposes of this opinion letter, we have also assumed that (i) the Shares will not be issued in violation of the ownership limits contained in the Company’s Declaration of Trust; (ii) the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, and no stop order suspending its effectiveness will have been issued and remain in effect; and (iii) the Company will remain an Alabama real estate investment trust. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the Alabama Real Estate Investment Trust Act of 1995, and we express no opinion herein as to any other laws, statutes, regulations or ordinances. As used herein, the term “Alabama Real Estate Investment Trust Act of 1995” includes the statutory provisions contained therein, all applicable provisions of the Alabama Constitution and reported judicial decisions interpreting these laws. The opinion expressed herein is based on a review of those laws that, in our experience, are generally recognized as applicable to the transactions contemplated in the Documents.

Board of Trustees
Colonial Properties Trust
September 21, 2005

          Based upon, subject to and limited by the foregoing, we are of the opinion that, following the issuance of the Shares pursuant to the terms of the Agreements, and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Trustees, the Executive Committee and the Pricing Committee described in paragraph 6 above, the Shares will be validly issued, fully paid and nonassessable.
          In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, the foregoing opinion is also subject to the effect of: (1) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers); and (2) the exercise of judicial discretion and the application of principles of equity including, without limitation, requirements of good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).
          In accordance with the general policies of this law firm in rendering legal opinion, we have assumed for the purposes of the opinions expressed herein that no fraud exists with respect to any of the matters relevant to the opinions expressed herein, although we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.
          This opinion letter has been prepared for your use in connection with the filing by the Company of its Current Report on Form 8-K (the “Form 8-K”) on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter.
          We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement each of which constitutes a part of the Registration Statement. Hogan & Hartson L.L.P., counsel to the Company, may rely on this opinion in rendering its opinion to you with respect to those matters specified herein. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ SIROTE & PERMUTT, P.C.
SIROTE & PERMUTT, P.C.